12401 South 450 East	Avenida 16 de Julio No.1525
Building D1	Edificio Mutual La Paz Penthouse
Salt Lake City, Utah 84020	Casilla 14888 La Paz, Bolivia
(801) 619-9320 Office	(591-2) 233-0033 Oficina
(801) 619-1747 Fax	(591-2) 233-2552 Fax
goldeneagleinc@earthlink.net	oficinas.ejecutivas@acslp.org

FOR IMMEDIATE RELEASE

CONTACT: Sabrina Martinez in Investor Relations: (801) 619-9320

Golden Eagle Signs Letter of Intent on $4.83 Million
Acquisition of the Gold Bar Mill and Plant

Acquisition Expected to Significantly Accelerate
Buen Futuro Production Schedule

        SALT LAKE CITY, UTAH—(PR NEWSWIRE) — April 16, 2004 — Golden Eagle International, Inc. (MYNG, OTCBB) announced today it has signed a Letter of Intent with Atlas Precious Metals, Inc. (Atlas) for the purchase of the Gold Bar mill and gold recovery plant located 27 miles northeast of Eureka, Nevada. Golden Eagle anticipates that the Gold Bar acquisition will result in a 50% increase in Golden Eagle’s previously-announced capacity in the Buen Futuro gold circuit, improving projected recoveries to over 3,000 troy ounces of gold per month, as well as substantially increasing its previously-announced copper ore milling capacity. This acquisition will also cut by half the construction time for a gold milling and leaching operation of this size.

        Golden Eagle contracted Ronald Atwood, Ph.D, to perform a detailed inspection and evaluation of the Gold Bar mill and plant in late March 2004. The company has also contracted Western States Engineering of Tucson, Arizona, to review the Gold Bar engineering drawings and schematics originally drawn and engineered by Kilborn Engineering of Vancouver, B.C. Western States estimates that the engineering drawings alone that come included with the Gold Bar plant acquisition are worth in excess of $3 million.

        “This acquisition of a complete operating gold mill and CIP recovery circuit, as well as all of the needed supporting equipment, both accelerates construction time required to get into production and reduces the cost of the Buen Futuro gold-copper project” said Ronald Atwood, Ph.D, Golden Eagle’s metallurgical consultant, and a former officer and director. “The Gold Bar mill and plant is in excellent condition and has been extremely well maintained. The plant is much more sophisticated, well engineered and robust than the plant that we had originally designed. To bring this same equipment package together piecemeal would cost Golden Eagle at least five times the price that it is paying. I am very favorably impressed by the value that Golden Eagle is receiving in this transaction.”

        The Gold Bar mill, containing two 1,000 hp ball mills and one 350 hp ball mill, and the full recovery plant, have a current capacity of 3,500 tpd of ore. The mill and plant contain almost 100% of the milling and recovery equipment necessary for Golden Eagle’s oxide gold circuit, and approximately 40% of the equipment for the copper circuit, to be located on the company’s Buen Futuro gold-copper project in Bolivia. Because the Buen Futuro gold oxide ore is relatively soft and broken due to the nature of the deposit and the tropical humidity, the company believes that one of the 1,000 hp ball mills alone will provide the 3,500-tpd capacity in the gold circuit, while the rest of the grinding capacity can be used in the copper circuit. The equipment package also includes truck servicing garages, office buildings, gold bullion finishing facilities, warehouses, pumps, spare parts and other needed support equipment. (To view photographs of the Gold Bar plant, please visit Golden Eagle’s website at www.geii.com)

        Golden Eagle will issue Atlas 25 million restricted common shares of stock as the full purchase price. Based on a valuation using the average closing price of Golden Eagle’s shares over the past 90 trading days of $0.1932 per share, the Gold Bar acquisition is worth $4.83 million. The company expects that it will take approximately 30 days to complete its due diligence and close the acquisition. Once Golden Eagle has completed the Gold Bar acquisition, it will book those assets at the purchase price, which will give the company close to $6 million in net equity. With this higher net equity figure, the company believes that it may qualify for a potential listing on other national exchanges. This is an opportunity that the company intends to pursue aggressively in the near term.

        “I have been following Golden Eagle’s development for 7 years and have been impressed by the company’s progress in Cangalli and potential in the Precambrian,” stated H. Roy Shipes, CEO of Atlas Precious Metals, Inc. “At Atlas, we are excited to become long-term Golden Eagle shareholders and partners in its future growth.”

        Once Golden Eagle completes its due diligence period and closes the purchase, Western States Engineering has agreed to dismantle, ship and re-erect the Gold Bar plant on Golden Eagle’s Buen Futuro property. Western States Engineering has extensive experience in dismantling and re-erecting this type of plant, having dismantled both the Carr Fork plant in Utah and Quintana plant in New Mexico, and having re-erected them at OK Tedi in Papua, New Guinea. In those plant relocations, Western States estimates that the operation saved 50% of the projected construction costs and gained 18 months of accelerated gold production. Golden Eagle projects that this moving process for the Gold Bar plant will take approximately 8 months, result in 5,000 tonnes of cargo in 166 sea-land containers and is expected to cost $3.5 million. In addition, Western States Engineering is currently preparing the materials for a Golden Eagle application to the U.S. Trade Development Agency for a grant for needed feasibility work, as well as applying to the U.S. Export-Import Bank for loan guarantees for the dismantling, shipping and re-erection costs.

        “These are monumental achievements for Golden Eagle,” stated Terry C. Turner, Golden Eagle’s CEO. “With our reserve estimates announced just over a month ago, things are now moving at an accelerated pace toward getting Buen Futuro into production and allowing us to benefit from the current high gold and copper prices. Buen Futuro promises to increase our production, decrease our risk and dramatically improve our shareholders’ value. We also see the Buen Futuro project as a key to fully unlocking the potential of our Cangalli project.”

        “Mr. Turner is traveling to Bolivia this week to make presentations to the U.S. Ambassador, as well as to Bolivian government and mining officials to secure their support for the Buen Futuro project.

        The company’s producing gold mine at Cangalli, Bolivia still remains its principal focus. The new mining plan, called Targeted Planar Subsidence (TPS), which concentrates on mining the high-grade gold paystreaks found in the ore deposit, was implemented last month. As planned, TPS production has increased during the first half of April.

        Eagle E-mail Alerts: If you are interested in receiving Eagle E-mail Alerts, please e-mail the Company at: eaglealert@geii.com.

        Golden Eagle International, Inc. is a gold exploration and mining company located in Salt Lake City, Utah; and La Paz and Santa Cruz, Bolivia. The Company is currently focusing its efforts on developing its mining rights on 49,000 acres (77 square miles) in the Tipuani Gold District located in western Bolivia, which has produced 32 million ounces of gold in its known history; and continuing exploration and development on 136,500 acres (213 square miles) in eastern Bolivia’s Precambrian Shield. Golden Eagle is a mining company with a social conscience, having provided many humanitarian programs at its mine site, including the only hospital, doctor and nurse in Cangalli, Bolivia, for the past seven years, as well as having provided for the educational needs of the students of the area. The Company highly recommends that you review its disclosures, risk statements, previous press releases, annual reports, quarterly reports and current reports found at its website: www.geii.com.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS AND RISKS

Some of the statements in this press release are forward-looking statements and as such are based on an assumed set of economic conditions and courses of action. These include the ability of Golden Eagle to obtain the necessary financing on reasonable terms, estimates of mineral reserves and future production levels, expectations regarding mine production costs, expected trends in mineral prices, and statements that describe Golden Eagle’s future plans, objectives or goals. There is a significant risk that actual results will vary, perhaps materially, from results projected depending on such factors as changes in general economic conditions and financial markets, changes in prices for gold and copper, technological and operational hazards in Golden Eagle’s mining and mine development activities, uncertainties inherent in the calculation of mineral reserves, mineral resources and metal recoveries, the timing and availability of financing, governmental and other approvals and other risk factors listed from time-to-time in Golden Eagle’s Form 10-K and its other reports filed with the Securities and Exchange Commission. Golden Eagle disclaims any responsibility to update forward-looking statements made herein.

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